Exhibit 10.28
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into by and between the undersigned Neenah Enterprises, Inc. and its related entities (“Company”) and the undersigned, Tim Koller, as an individual (“Consultant” or “Koller”).
     WHEREAS, Koller will be retiring as Vice President Construction Sales of the Company in October of 2008; and
     WHEREAS, the Company desires thereafter to retain the services of Koller for a period of time as a consultant in order to provide transitional assistance to the Company regarding responsibilities previously performed by Koller in his role of Vice President Construction Sales and to further provide consultative efforts to the Company for the purposes of furthering and developing the business; and
     WHEREAS, Koller is desirous of entering into such an arrangement,
     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:
     1. PERFORMANCE BY CONSULTANT:
     A. AVAILABILITY: Consultant agrees to provide consultative services to the Company during the term of this Agreement. The specific schedule of availability and the compensation arrangements associated with same are outlined in 2. below (Compensation).
     B. REPORTING: The Consultant shall report directly to the president of the Company, Robert Ostendorf or his designee.
     2. COMPENSATION:
     The Consultant will be paid $10,000 per month during the term of this Agreement in addition to any supplemental daily fees as defined below.
     In exchange for this payment of $120,000, the Consultant agrees to provide ten (10) days of consultative services to the Company per month of this Agreement. If the Consultant is required to spend more than ten (10) days in any one month in order to provide consultative services, the Consultant shall be paid for each supplemental additional day the sum of $1,500.
     The Company will additionally reimburse the Consultant for all necessary expenses associated with the performance of his duties including lodging, meals and travel if same is required to provide said services.
     The Consultant agrees to provide the Company with a reasonable itemization including receipts if requested to substantiate all business related expenses.
     3. TAXES:
(a)	Income Taxes. Consultant shall pay all taxes and fees (including penalties and interest) imposed by any Federal, Provincial, State or local government on account of the receipt of income by Consultant for Services rendered under this Agreement. Company shall, as required by law, provide Consultant with IRS Form 1099 (US).

(b)	Insurance and Indemnification. The Company hereby agrees to ensure and to indemnify and hold harmless the Consultant from any and all claims and causes of action arising out of the performance of his duties for the Company as a Consultant to the same extent that it ensures and indemnifies its officers and directors.

(c)	Use of Automobiles. The Company agrees to allow the Consultant to continue to use the corporate vehicle that had been assigned to him during the course of his prior employment with the Company for the period of this Consulting Agreement. Additionally, the Company agrees to continue to provide applicable auto insurance coverages during the term of this Agreement as was provided during the course of Consultant’s employment with the Company. Company shall be responsible for all regular maintenance associated with the use of this automobile.
          The Consultant shall be provided authorization to continue to use the Company gas credit card to provide payment for automobile expenses including fuel.
          The Company further agrees that at option of the Consultant it shall, upon expiration of the Consulting Agreement, transfer title to the corporate vehicle that has been assigned to him to utilize during the term of the Consulting Agreement consistent with the Corporate policy that applies to transferring such vehicles to executives.
     4. TERM OF AGREEMENT:
     The term of this Agreement shall be for one (1) year commencing upon October 1, 2008 and expiring October 1, 2009.
     5. REASONABLE EFFORTS:
     Consultant shall perform Services and consultative efforts in compliance with all applicable laws and regulations and further shall make every reasonable effort to perform Services hereunder in a prompt, competent and diligent manner consistent with Company’s standards.
     6. PROPRIETARY RIGHTS:
     Consultant agrees that all information, discoveries, inventions, improvements, strategies or overall business plan concepts arising from the services Consultants provides herein under this Agreement, shall be the sole property of the Company.
     7. ENTIRE AGREEMENT:
     This Agreement sets forth the entire agreement between the parties hereto with respect to the consulting relationship. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties hereto.
     8. GOVERNING LAW:
     This Agreement shall be governed for all purposes by the laws of the State of Wisconsin. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement which shall otherwise remain in full force and effect. Proper venue for any actions arising out of the breach of this Agreement shall be in a court of competent jurisdiction within Outagamie County, State of Wisconsin.
     9. AGREEMENT:
     The Consultant, by his signature hereto, confirms the following:
(a)	the Consultant has an employer identification number and/or social security number.

(b)	the Consultant by this Agreement will operate under a contract to perform specific services for specific amounts of money under which Consultant controls the means of the performance of services work.

(c)	the Consultant will receive compensation for work or services performed under this contract.

(d)	the Consultant agrees that whether or not he makes a profit or loss to perform the work outlined is entirely his responsibility.
     10. RENEWAL:
     This Agreement upon its expiration may be renewed upon terms mutually agreeable to the parties providing same is reduced to writing and signed by the parties hereto.
     11. CONFIDENTIALITY:
     During the course of providing services, it is possible that the Consultant will obtain information that is considered to be confidential and proprietary information of the Company. Such information may include, but is not limited to, compositions, specifications, formula, designs, manufacturing processes, programs, systems, products, patent applications, marketing, business and other commercial information. Consultant agrees to maintain as confidential all confidential information received or obtained as a result of the services provided for a period of five (5) years from the date on which the Consultant’s services are terminated. At no time shall such confidential information be disclosed to any third party without the prior written consent of the Company.
     12. NON-COMPETITION:
     The Consultant hereby agrees that during the term of his Consultant relationship and for a period of one (1) year upon the cessation of said relationship, the Consultant shall not directly or indirectly, work as an employee or a consultant on behalf of a competitor of the Company, in a capacity wherein he would provide any comparable consultative services to the competitor that he provided to the Company during the period of the Consultant relationship.
     This provision relating to non-competition is not designed to prevent the Consultant from becoming employed or providing services to a competitor so long as said employment or consultative effort does not result in the Consultant providing the same or similar services to the competitor that he provided to the Company during the period of his Consultant relationship with the Company.
     Furthermore, this restriction on employment is limited geographically only to those competitors who are compete within the continental United States and who have competed during the period of the consulting agreement or during the three (3) year period prior to the execution of this Agreement.
     13. TERMINATION OF THE AGREEMENT PRIOR TO OCTOBER 1, 2009:
     Notwithstanding any provisions to the contrary herein, this Agreement may be terminated prior to its expiration date of October 1, 2009 based upon any of the following:
(a)	This Agreement may be terminated by mutual agreement at any time prior to its expiration date providing the parties agree to do so in writing.

(b)	Either party may terminate this Agreement prior to its expiration date by providing a written ninety (90) day notice of same. In the event such notice is given by either party, then the Company shall nevertheless remain obligated to pay the Consultant all payments due but only through the ninety (90) day notice period. Likewise, the Consultant shall be responsible to fulfill his normal duties during this ninety (90) day notice period.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 12 day of August, 2008.

Neenah Enterprises, Inc.

By:	/s/ Robert Ostendorf Robert Ostendorf
President

Consultant

/s/ Tim Koller

Name: Tim Koller

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